FORM N-SAR
Exhibit 77Q1(e) - 2

MAINSTAY VP SERIES FUND, INC.
811-03833
For Period Ended 6/30/08

NOTICE OF FEE WAIVER

THIS NOTICE OF FEE WAIVER is provided as of May 1, 2008, to the Mainstay VP SERIES FUND, INC., a Maryland corporation (the “Company”), on behalf of its series listed on Schedule A (each a “Fund”), by NEW YORK LIFE INVESTMENT MANAGEMENT LLC, a Delaware limited liability company (the “Manager”).

WHEREAS, the Manager has entered into a Management Agreement with the Company (the “Management Agreement”), pursuant to which the Manager is compensated based on the average net assets of the Fund and such compensation is paid by the Fund (“Management Fees”);

WHEREAS, the Manager believes that it is appropriate and in the best interests of the Manager, the Fund, and Fund shareholders to reduce the Management Fees of the Fund; and

WHEREAS, the Manager understands and intends that the Fund will rely on this Notice in preparing amendments to a registration statement on Form N-1A and in accruing the Fund’s expenses for purposes of calculating net asset value and for other purposes, and expressly permits the Fund to do so;

NOW, THEREFORE, the hereby provides notice as follows:

1.	Fee Waiver by the Manager. The Manager agrees to waive a portion of its Management Fees to the levels listed on Schedule A.

2.
Duration and Termination. The Manager’s undertaking to waive fees may be modified or terminated only with the approval of the Board of Directors; provided, however, no such modification will be made in a manner inconsistent with the terms of the current prospectus.

IN WITNESS WHEREOF, the Manager has signed this Notice as of the date first-above written.

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

By: /s/ Stephen P. Fisher
Stephen P. Fisher
Senior Managing Director

SCHEDULE A

Management Fee Waiver

MainStay VP ICAP Select Equity Portfolio

The Manager has agreed to a fee waiver of 0.05% such that the management fee shall be:

0.75% on assets up to $250 million;
0.70% on assets from $250 million to $1 billion; and
0.69% on the remainder of assets.